UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2013

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon		97229
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 641-4141
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On March 11, 2013, management of Electro Scientific Industries, Inc. (ESI) finalized a restructuring plan to improve efficiency, transition from memory repair and other legacy products, and focus on laser microfabrication for consumer electronics, emerging technologies related to semiconductor 3D, and proprietary laser technology. The planned completion date for actions to be taken under the plan is December 31, 2013. This plan will result in ESI recording restructuring and other charges in the quarter in the aggregate amount of approximately $24 million, comprised primarily of approximately $17 million in inventory charges, $5 million of accelerated depreciation and amortization for assets that will not be used going forward and $2 million of severance and employee-related costs. ESI expects approximately $3 million of the charges will result in future cash expenditures.

Item 2.06 Material Impairments
On March 11, 2013, ESI's management concluded that ESI expects to record in the fourth quarter of fiscal 2013 a non-cash charge of approximately $43 million related to a valuation allowance on its federal and state deferred tax assets. A valuation allowance is required by U.S. generally accepted accounting principles (“GAAP”) if it is more likely than not that all or a part of a deferred tax asset cannot be realized in the future. After considering a number of factors, most significantly ESI's historical cumulative U.S. losses for prior periods and its forecast for U.S. profitability, ESI will record a non‑cash charge for the balance of the U.S. net deferred tax assets. This valuation allowance will not result in future cash expenditures. It will, however, have a direct negative impact on ESI's net income and shareholder's equity in the fourth quarter of fiscal 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 13, 2013

Electro Scientific Industries, Inc.

By:	/s/ Paul Oldham
Name:	Paul Oldham
Title:	Vice President of Administration, Chief Financial Officer and Corporate Secretary

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